 Exhibit 23.1

SUBSIDIARIES OF GILLA INC.

Gilla Inc. (“Gilla” or the “Company”) has the following subsidiaries all of which (i) do business under the name under which they are organized and (ii) are included in the consolidated financial statements of the Company. The names of such subsidiaries are set forth below.

Subsidiary Name	Jurisdictions in which Incorporated	Percentage of Ownership
Gilla Operations, LLC	USA (Florida)	100%
E Vapor Labs Inc.	USA (Florida)	100%
Gilla Enterprises Inc.	Canada (Ontario)	100%
Gilla Operations Europe s.r.o. (1)	Slovak Repubic (Nove Zamky)	100%
Gilla Europe Kft.(2)	Hungary (Budapest)	100%
E-Liq World, LLC	USA (California)	100%
Gilla Franchises, LLC	USA (Florida)	100%
Legion of Vape, LLC(3)	USA (Florida)	100%
Gilla Operations Worldwide Limited	Ireland (Dublin)	100%
Charlie’s Club, Inc.	USA (Florida)	100%
Snoke Distribution Canada Ltd.	Canada (Ontario)	100%
Snoke Distribution USA, LLC(4)	USA (Florida)	100%

(1)Gilla Operations Europe s.r.o. is a 100% subsidiary of Gilla Enterprises Inc.
(2)Gilla Europe Kft. is a 100% subsidiary of Gilla Enterprises Inc.
(3)Legion of Vape, LLC is a 100% subsidiary of Gilla Franchises, LLC.
(4)Snoke Distribution USA, LLC is a 100% subsidiary of Snoke Distribution Canada Ltd.